Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan	Mark L. Yoseloff, Ph.D., Chairman and CEO
Investor Relations Advisor	Richard Baldwin, Senior Vice President and CFO
ph: 203.682.8200	ph: 702.897.7150
fax: 203.682.8201	fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS SECOND QUARTER 2007 RESULTS

LAS VEGAS . . . Wednesday, June 6, 2007 . . . Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the second quarter and six months ended April 30, 2007.

Second Quarter financial/operating highlights:

•                  Revenue, adjusted EBITDA and GAAP earnings per share from continuing operations totaled $44.6 million, $13.7 million and $0.10, respectively.

•                  Cash and cash equivalents totaled $7.1 million as of April 30, 2007 compared with $3.0 million as of January 31, 2007 and $8.9 million as of October 31, 2006.

•                  Net debt (total debt, less cash and cash equivalents) as of April 30, 2007 totaled $219.9 million compared to $227.7 million as of January 31, 2007 and $227.1 million as of October 31, 2006.

•                  Capital deployment initiatives included capital expenditures of $3.6 million and debt payments of $6.1 million.

•                  Total revenue contribution from Stargames products totaled $13.9 million, a sequential quarter increase of $3.8 million from $10.1 million.

•                  A decrease in gross margins and operating margins compared to last year.  The decrease in gross margins was primarily due to product sales mix, namely the contribution from lower margin sales of Stargames slot product and to a lesser extent, electronic table game sales.  Operating margins were lower primarily due to increased R&D at Stargames and to a lesser extent, an increase in overall SG&A to support current growth initiatives.

•                  Total shuffler installed base increased 17% over last year to 23,852.

•                  Total shuffler sales of 1,044 units, of which 15% or 152 units, represented replacements of older generation shufflers.

•                  Third generation MD2 and one2six shuffler installed base increased 97% to 3,026 and 44% to 4,291, respectively.

•                  Leased shuffler installed base increased 63 units sequentially, due primarily to fewer conversions of leased units to sold units.

•                  Total proprietary table game installed base increased 21% over last year to 4,599.

•                  Leased proprietary table game installed base increased 164 units sequentially, resulting in a 5% sequential increase in proprietary table game lease revenue.  The increase in leased units and lease revenue resulted primarily from fewer conversions of leased units to lifetime license sales.  Note that the 164 sequential units represent the largest sequential quarterly increase in our history, other than as the result of an acquisition.

•                  The installed base for Three Card Poker and Ultimate Texas Hold’em, the Company’s fastest growing table game, increased 11% to 1,406 and 154% to 206, respectively.

•                  Total electronic table game installed base of 5,153 seats increased 31% over last year and 4% sequentially.

•                  Leased electronic table game installed base of 634 seats increased 196% over last year and 5% sequentially.

Year-To-Date financial/operating highlights:

•                  Revenue, adjusted EBITDA and GAAP earnings per share from continuing operations totaled $82.0 million, $24.5 million and $0.15, respectively.

•                  Capital deployment initiatives included capital expenditures of $6.9 million, debt payments of $13.9 million and share repurchases of $1.9 million.

•                  Total revenue contribution from Stargames products totaled $24.0 million.

•                  A decrease in gross margins and operating margins compared to last year.  The decrease in gross margins is primarily due to product sales mix, namely the contribution of lower margin sales of Stargames slot product and to a lesser extent, electronic table game sales.  Operating margins were lower primarily due to the inclusion of Stargames operating costs resulting from the acquisition which was effective on February 1, 2006.  To a lesser extent, operating expenses were adversely affected due to an overall increase in SG&A to support current growth initiatives.

Significant items included in the current quarter and year-to-date financial results:

•                  As a result of the weakening US dollar versus the Australian dollar and the Euro, foreign currency impact totaled a $1.0 million loss during the quarter and $1.1 million loss during the year and is included in Other income (expense).

•                  A minimum royalty accrual in the current quarter totaling $950,000, which represents royalties that may be payable to WMS in the future, subject to future sales levels of WMS branded slot content on our Stargames slot machine platform.  The royalty accrual is included in Cost of sales and service.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented that, “Today’s quarterly results, although characterized by short-term profitability issues compared to last year, did see significant top and bottom line improvement over the first quarter of fiscal 2007.  In addition, our operating results contained a number of positive data points which highlight the strength of our underlying fundamentals.”  Yoseloff continued, “In a more general sense, we are pleased to have recently completed a review of our long-term strategy and believe that we are uniquely positioned to re-accelerate growth and drive long-term, sustainable profitability as we look to fiscal 2008 and beyond.  That said, we do expect to see moderate improvement in the back half of the year, however, the remainder of fiscal 2007 will be characterized by addressing near-term challenges and staying the course in order to achieve our long-term objectives.  For that reason, we will continue with our previously communicated suspension of fiscal 2007 earnings guidance.”

Other operating highlights included:

•                  In late April 2007, the company announced key product and game approvals for its Table Master and Vegas Star electronic table platforms.  Subsequently, as of the date of this release, the company has placed 130 Table Master seats on lease at Pennsylvania Racinos and 70 seats of Table Master and 50 seats of Vegas Star on lease to a Native American casino in Michigan for use in its first virtual casino.

•                  Our leased installed base of our proprietary table game Ultimate Texas Hold’em ended the quarter at 206 tables, surpassing 200 tables in less time than any game in our history.

•                  In early April 2007, we received regulatory approval to place our first proprietary table games in Arizona and subsequently have placed 28 tables on lease. We currently estimate the overall market potential to be 60 tables.

•                  During the past few months, we have been beta testing our iDeal shuffler and customer feedback thus far has been very positive.  At the present time, we expect to submit the iDeal with card recognition to the Nevada and GLI gaming labs in late June 2007, with an expectation of 45-60 days from that point to receive the requisite regulatory approvals.  Further, we will soon commence with the initial pilot production of the iDeal shuffler.

•                  During the quarter, sales of our MD2 shufflers with card recognition technology totaled 218 units, representing a new quarterly record for this product.  The majority of these shufflers were sold in Macau, where the security features of the optical card recognition capability is proving to be extremely important to Macau casino operators.  At the present time, we are also in the process of upgrading approximately 300 previously sold MD2 shufflers in Macau with optical card recognition.

•                  In late May 2007, the company announced its product line-up for the G2E Asia Gaming Expo in Macau in mid-June 2007.  Product highlights include Stargames’ Vegas Star Sling Shot Roulette, the first automated roulette game featuring a live ball and live roulette wheel on our Vegas Star platform.  Also, Rapid Baccarat, utilizing our iShoe card reading shoe to authenticate each game’s outcome; progressive versions of the our proprietary table games, including our popular Three Card Poker and Ultimate Texas Hold’em table games and the i-Deal shuffler, boasting a shuffler speed over 40% faster than existing single deck shufflers and featuring card recognition technology that reads the rank and suit of each card, which can be used to authenticate jackpot hands.

Shuffle Master, Inc. will hold a conference call on Wednesday, June 6, 2007 at 2:00 PM Pacific Time to discuss the results of operations for the second quarter and six months ended April 30, 2007.  The domestic toll-free dial-in number for the call is
1-877-407-9039, and the international dial-in number is 1-201-689-8359; request “Shuffle Master’s Second Quarter 2007 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Immediately following the call and through June 13, 2007, a playback can be heard 24-hours a day by dialing 1-201-612-7415; account number is 3055; conference I.D. number is 244068.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, traditional video slot machines for select markets, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Company’s senior convertible notes and its senior secured revolving credit facility, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006

Revenue:
Utility products leases	$5,889	$6,084	$11,885	$12,094
Utility products sales and service	16,211	17,531	28,000	33,406
Entertainment products leases and royalties	7,177	6,475	14,179	12,730
Entertainment products sales and service	15,310	13,177	27,830	18,345
Other	57	36	91	45
Total revenue	44,644	43,303	81,985	76,620

Costs and expenses:
Cost of leases and royalties	3,904	2,742	7,567	5,559
Cost of sales and service	14,065	11,712	24,570	18,816
Selling, general and administrative	14,308	13,363	28,878	23,360
Research and development	4,503	3,239	8,400	5,200
In-process research and development	—	19,145	—	19,145
Total costs and expenses	36,780	50,201	69,415	72,080
Income (loss) from operations	7,864	(6,898)	12,570	4,540
Other income (expense)	(2,757)	(2,337)	(4,748)	(2,827)
Equity method investment loss	(120)	(156)	(261)	(156)
Income (loss) from continuing operations before tax	4,987	(9,391)	7,561	1,557
Provision for income taxes	1,560	3,241	2,183	6,971
Income (loss) from continuing operations	3,427	(12,632)	5,378	(5,414)
Discontinued operations, net of tax	13	(88)	87	47
Net income (loss)	$3,440	$(12,720)	$5,465	$(5,367)

Basic earnings (loss) per share:
Continuing operations	$0.10	$(0.37)	$0.16	$(0.16)
Discontinued operations	—	—	—	—
Net income (loss)	$0.10	$(0.37)	$0.16	$(0.16)

Diluted earnings (loss) per share:
Continuing operations	$0.10	$(0.37)	$0.15	$(0.16)
Discontinued operations	—	—	—	—
Net income (loss)	$0.10	$(0.37)	$0.15	$(0.16)

Weighted average shares outstanding:
Basic	34,696	34,555	34,663	34,522
Diluted	35,336	34,555	35,465	34,522

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	April 30,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$7,135	$8,906
Investments	13	11
Accounts receivable, net of allowance for bad debts of $778 and $1,422	31,667	32,662
Investment in sales-type leases and notes receivable, net	9,806	10,064
Inventories	33,015	24,658
Prepaid income taxes	3,224	1,138
Deferred income taxes	7,487	6,785
Other current assets	5,679	5,172
Total current assets	98,026	89,396
Investment in sales-type leases and notes receivable, net	9,297	11,510
Products leased and held for lease, net	11,879	11,282
Property and equipment, net	10,488	9,779
Intangible assets, net	78,617	77,904
Goodwill	96,991	91,700
Deferred income taxes	5,202	4,294
Other assets	10,362	9,342
Total assets	$320,862	$305,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,574	$11,217
Accrued liabilities	11,757	11,326
Customer deposits	2,379	2,017
Deferred revenue	7,954	5,499
Income taxes payable	1,239	938
Notes payable and current portion of long-term liabilities	3,911	77,294
Total current liabilities	36,814	108,291
Long-term liabilities, net of current portion	223,157	158,753
Deferred income taxes	6,533	5,614
Total liabilities	266,504	272,658
Commitments and contingencies (Note 12)
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 35,219 and 34,895 shares issued and outstanding	352	349
Additional paid-in capital	4,989	717
Retained earnings	27,856	22,391
Accumulated other comprehensive income	21,161	9,092
Total shareholders’ equity	54,358	32,549
Total liabilities and shareholders’ equity	$320,862	$305,207

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited)

UTILITY SEGMENT — UNIT DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006

Shufflers installed base (end of period)
Lease units	4,633	4,630	4,633	4,630

Sold units, inception-to-date:
Beginning of period	18,245	14,580	17,630	13,780
Sold during period	1,044	1,293	1,795	2,250
Less trade-ins and exchanges	(70)	(135)	(206)	(292)
End of period	19,219	15,738	19,219	15,738
Total installed base (a)	23,852	20,368	23,852	20,368

Chipper installed base (end of period)
Lease units	10	10	10	10

Sold units, inception-to-date
Beginning of period	646	519	620	368
Sold during period	13	17	39	168
End of period	659	536	659	536
Total installed base (a)	669	546	669	546

(a)          Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

ENTERTAINMENT SEGMENT — UNIT DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006

Table games installed base (end of period)
Royalty units	3,239	2,952	3,239	2,952

Sold units, inception-to-date
Beginning of period	1,312	833	1,233	768
Sold during period	48	31	127	96
End of period	1,360	864	1,360	864
Total installed base (a)	4,599	3,816	4,599	3,816

Multi-terminal gaming machine seats installed base (end of period)
Lease seats	634	214	634	214

Sold seats, inception-to-date
Beginning of period	4,345	430	4,142	300
Sold during period	194	249	397	379
Less trade-ins and exchanges	(20)	—	(20)	—
Stargames installed based at the acquisition date	—	3,031	—	3,031
End of period	4,519	3,710	4,519	3,710
Total installed base (a)	5,153	3,924	5,153	3,924

Electronic gaming machine seats installed base (end of period)
Lease seats	—	—	—	—

Sold seats, inception-to-date
Beginning of period	16,720	—	16,279	—
Sold during period	721	281	1,162	281
Stargames installed based at the acquisition date	—	14,672	—	14,672
End of period	17,441	14,953	17,441	14,953
Total installed base (a)	17,441	14,953	17,441	14,953

(a)          Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006

Reconciliation of income from continuing operations to EBITDA:

Income from continuing operations	$3,427	$(12,632)	$5,378	$(5,414)
Other expense	2,757	2,337	4,748	2,827
Share-based compensation	1,288	1,235	2,729	2,546
Equity method investment loss	120	156	261	156
IPR&D, Stargames acquisition	—	19,145	—	19,145
Provision for income taxes	1,560	3,241	2,183	6,971
Depreciation and amortization	4,593	4,279	9,165	7,608

EBITDA from continuing operations (b)	$13,745	$17,761	$24,464	$33,839

(b)         Adjusted EBITDA (defined as income from continuing operations before other expense, provision for income taxes, depreciation, amortization, share-based compensation, in-process research and development and equity method investment loss) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.